Exhibit 99.21

TRADING DATA

Item 5(c) of Amendment No. 9 to the Schedule 13D is incorporated herein by reference, including the disclosure with respect to the Stock Repurchase Agreement set forth therein. Together with Item 5(c) of Amendment No. 9 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. Except as otherwise noted below or in Item 5(c) of Amendment No. 9 to the Schedule 13D, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Strike Price ($)	Expiration Date
Sachem Head LP	6/18/2024	Sell	125,267	53.3510	Common Stock	N/A	N/A
Sachem Head LP	7/1/2024	Sell	84,416	52.9800	Common Stock*	N/A	N/A
Sachem Head LP	8/1/2024	Buy	16,484	54.3900	Common Stock*	N/A	N/A
Sachem Head Master LP	6/18/2024	Sell	83,338	53.3510	Common Stock	N/A	N/A
Sachem Head Master LP	7/1/2024	Buy	84,416	52.9800	Common Stock*	N/A	N/A
Sachem Head Master LP	8/1/2024	Sell	16,484	54.3900	Common Stock*	N/A	N/A
SH Sagamore Master VIII Ltd.	6/18/2024	Sell	141,589	53.3510	Common Stock	N/A	N/A
SH Stony Creek Master Ltd.	6/26/2024	Sell	61,930	53.8380	Common Stock	N/A	N/A
SH Stony Creek Master Ltd.	6/27/2024	Sell	45,000	53.1130	Common Stock	N/A	N/A
SH Stony Creek Master Ltd.	6/28/2024	Sell	50,000	53.1480	Common Stock	N/A	N/A

* Trade represents a rebalancing transaction.